Exhibit 10.6

AGREEMENT OF MODIFICATION OF LEASE made this 29 day of October, 2026, between Hope Horizon Bay Shore LLC and Bay Shore Horizon LLC As Tenants in Common with offices at 265 Knox Avenue, Cliffside Park, NJ 07010, (herein referred to as “Landlord”) and Air Industries Machining Corp. with offices at 1479 North Clinton Avenue, Bay Shore, NY 11706 (herein referred to as “tenant”).

WHEREAS, the parties entered into a lease dated as of October 2006 with Landlord’s predecessor in interest, covering premises 1460 North Fifth Avenue, Bay Shore, NY and 1479-1480 North Clinton Avenue, Bay Shore, NY (the “Lease”); and whereas the parties mutually desire to modify the terms and provisions contained in said lease;

NOW THEREFORE, THIS AGREEMENT WITNESSETH, that in consideration of One Dollar ($1.00) and other valuable considerations each to the other in hand paid, the receipt whereof is hereby acknowledged, the parties hereto do hereby agree that the said lease be and the same hereby is amended as follows:

1.	Under Article 12 of the Lease requires Tenant to maintain a Reserve Account with the Landlord for annual Replacement and Reserve Costs for roof repair and other repairs or replacements. Tenants current Reserve totals through October 2026 totals $190,286.54 cost.

2.	Tenant seeks to conduct building improvements and repairs to the roof of the building structure. Tenant is seeking the use of the Reserve along with Landlord financing of the balance of the Contract to complete this improvement in accordance with a proposal for work by CCM Roofing of Long Island Inc. in the amount of $947,000.00. Landlord would be financing $756,713.46 of the contract amount. Copies of proposal annexed hereto.

3.	Landlord has reviewed this request and has approved the use of Replacement Reserves on the following conditions:

a)	In addition to the existing reserves, Tenant already pays to Landlord pursuant to Section 12 of the subject Lease ($1189.00 per month) commencing 1/1/27. Tenant shall pay an additional amount of $6,305.94 each month for 120 months as Additional Rent, which payment shall be used to repay Landlord’s financing of the roof repair ($756,713.46). Total monthly Replacement Reserve and Roof Repair will be $7,494.95 during the 120 month payback period. Upon receipt by Landlord of 120 payments of $6,305.94 in addition to the Repair Reserves, or if Tenant exercises early Termination of the Lease as provided for herein, the remaining balance due ($756,713.46/120=$6305.94 per month paydown of principle loan amount) shall be due to Landlord in one lump sum upon surrender of possession. If Tenant continues it’s Tenancy beyond the 120 month payment period then the monthly payment for Replacement Reserve Account, shall revert back to $1,189.00 per month commencing 1/1/2032.

4.	Tenants Lease Term (currently extended through December 31, 2026) shall be further extended. Tenant’s new lease term shall expire December 31, 2036 (“Renewal Term”). Provided Tenant is not in default of the Lease Agreement or any of its modifications, Tenant may terminate the Lease Agreement after the expiration of the 60th months of the Renewal Term. To exercise the right or early termination, Tenant shall serve written Notice to Landlord 24 months in advanced of Tenant’s intentions to terminate the Lease Agreement. For clarity, Tenant may serve said 24 month Notice on or after January 1, 2030, However , no such notice will be effective before the expiration of 60th month of the Renewal Term (January 1, 2032).

5.	Tenant’s Base Monthly Rent during the first 60 months of the Renewal Term shall be $78,276.49 per month;

Tenant’s Base Monthly Rent during months 61 - 120 Renewal Term shall be $80,624.79 per month.

In all other respects, except as herein modified, the terms and provisions of said lease shall remain in full force and effect. This modification shall have the same force and effect as if incorporated in the original lease, and shall take precedence thereover.

IN WITNESS WHEREOF, the parties have duly executed this agreement this 29 day of October, 2026.

Hope Horizon Bay Shore LLC		Air Industries Machining Corp.

By:	/s/ Ron Z. Ofeck	By:	/s/ Scott Glassman
Name:	Ron Z. Ofeck	Name:	Scott Glassman
Title:	Managing Member	Title:	Acting CEO and President

Bay Shore Horizon LLC

By:	/s/ Ron Z. Ofeck
Name:	Ron Z. Ofeck
Title:	Managing Member